Supplementary Agreement

Party A: Xiuzheng Pharmaceutical Group Co., Ltd

Party B: Harbin Humankind Biology Technology Co., Limited

Party C: Xin Sun

Party D: Harbin Huimeijia Medicine Company

In view of the four parties signed the Stock Transfer Agreement (the “Original Agreement”) on December 24, 2014, the substance of the Agreement is that Party A purchases drug approval numbers from Party C. If the equity transfer were consummated, the Transferee should have involved in monthly tax declaration, employee insurance and housing fund, changes in tax registration, cancel of business license after the drug transfer-out and tax audits, etc., all of which will be complicated. After friendly negotiation, the four parities enter into this supplementary agreement (the “Agreement”).

I. The legal relationship of four parties is modified that Party B, Party C and Party D shall cooperate with Party A to do the transfer-out work of the drug approval number based on the Original Agreement.

II. Party A shall make the payment based on the Original Agreement.

III. The four parties shall cooperate to pledge equity interest of Party D to Party A. After the completion of pledge, Party A shall make the payment up to 80% of total consideration based on item (ii) under Article V of the Original Agreement.

IV. The scope of equity pledge of Party D covers the consideration of RMB 8,000,000 stipulated in the Original Agreement.

V. After the pledge of equity interest of Party D, the stock equity interest is still owned by Party B and Party C. Party A shall not be responsible for any operation activities including tax declaration or payment of insurance and housing fund for employees.

VI. Within five business days after approval numbers of Party D have been transferred out from Heilongjiang Provincial FDA, Party A shall cooperate to remove the pledge and pay the remainder RMB 1,600,000. If Party A would not fulfill its obligations under this item, it shall pay default compensation fees, calculated on the basis of daily 0.01% of the total pledge price of RMB 8,000,000.

VII. After approval numbers of Party D has been transferred out from Heilongjiang Provincial FDA, Party A shall be responsible for transferring those approval numbers in the local FDA Party A designated, which are not the responsibilities of Party B, Party C and Party D.

VIII. If the approval numbers could not be transferred,
(i) for the reasons that Party B, Party C and Party D delay in going through the transfer procedures, Party B, Party C and Party D shall pay back all the consideration which has been paid and pay interest calculated on the basis of prevailing bank loan rate within the same period.

(ii) In case of changes of government policy or regulations, or other reasons not attributable to any of the four parties hereto which result in failure of transfer, Party B, Party C and Party D shall pay back all consideration which has been paid.

XI. The location of Party A is the place where this Agreement is performed. In case any disputes related to the Agreement, any party could submit the prosecution to the court in the location where Party A was registered.

X. This Agreement is executed with four copies. Each holds one copy respectively. This Agreement is taken into effect after the undersigned sign or seal on the Agreement.

XI. For anything not covered in this Agreement, the four parties could execute based on the Original Agreement.

Party A: Xiuzheng Pharmaceutical Group Co., Ltd (seal)
/s/ Jianzhong Wang (corporate seal affixed)
Date: January 15, 2015

Party B: Harbin Humankind Biology Technology Co., Limited (seal)
(corporate seal affixed)
Date: January 15, 2015

Party C: /s/ Xin Sun
Date: February 9, 2015

Party D: Harbin Huimeijia Medicine Company (seal)
(corporate seal affixed)
Date: